Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, April 17, 2020 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2020.

Unitholders of record on April 30, 2020 will receive a distribution amounting to $510,000 or $0.03 per unit, payable May 15, 2020.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	171,188
Natural gas (Mcf)	102,303
Total (BOE)	188,239
Average sales prices:
Oil (per Bbl)	$53.94
Natural gas (per Mcf)	$2.36
Gross proceeds:
Oil sales	$9,233,635
Natural gas sales	241,201
Total gross proceeds	$9,474,836
Costs:
Lease operating expenses	$3,029,692
Production and property taxes	481,878
Development expenses	4,166,222
Total costs	$7,677,792
Net proceeds	$1,797,044
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,437,635
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$1,437,635
Provision for estimated Trust expenses	(927,635)
Net cash proceeds available for distribution	$510,000

VOC Brazos has reported to the Trustee the West Texas Intermediate spot price of crude oil has dropped sharply from $61.17 per barrel on January 2, 2020 to $19.87 per barrel on April 16, 2020, in response to the economic effects of the recent announcements by Saudi Arabia to abandon output restraints and the COVID-19 pandemic. COVID-19 has resulted in widespread and localized health crises that adversely affect general commercial activity, the economies and financial markets of many countries and localities, as well as global demand for oil and natural gas. COVID-19 also has resulted in significant business and operational disruptions, including business closures, disruptions to supply chains, travel restrictions and limitations on the availability of workforces. The full impact of COVID-19 is unknown and is rapidly evolving, and it is not possible to reliably estimate the impact that these developments will have on future periods. If commodity prices for crude oil remain at reduced levels, subsequent distributions in 2020 will be substantially lower than historical distributions, and in certain periods there may be no distribution to unitholders. In light of the current uncertain economic environment, the provision for estimated Trust expenses referenced above includes amounts that would be sufficient to pay estimated Trust expenses over approximately the next twelve months.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2020. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the recent outbreak of COVID-19, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, Floor 16, Houston, TX 77002

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